RIDER

Contract Number: A1234567

MAXIMUM ANNIVERSARY DEATH BENEFIT

This rider provides a guaranteed minimum death benefit as described in Section 3.

For purposes of this Maximum Anniversary Death Benefit Rider, the individual referenced must be an Owner. If the Owner is a Non-Natural Person, the individual referenced must be an Annuitant.

We include this rider as part of this contract in return for the Application and the deduction of the MADB Charge (see Section 4) from the Accumulated Value. If any provisions of this rider are in conflict with the terms of the base contract, the provisions of this rider will control. The base contract is the contract excluding any attached riders, amendments, or endorsements.

1. DEFINITIONS.

MADB. Maximum Anniversary Death Benefit. See Section 3.

Rider Date of Issue. See page 5-MADB.

Rider Quarterly Anniversary. A date that is a multiple of three months following the Rider Date of Issue, and on the same day of the month as the Rider Date of Issue.

2.CALCULATION OF DEATH PROCEEDS. In Section 9.2 of the base contract, the provision that defines the amount of Death Proceeds is amended to read as follows:

The amount of Death Proceeds is the greatest of the following:

1)The Accumulated Value.

2)The Standard Death Benefit (see Section 9.3).

3)The Maximum Anniversary Death Benefit.

3.THE BENEFIT. The Maximum Anniversary Death Benefit (MADB) is determined as follows:

3.1Through Contract Age 80 of the oldest individual. On any day through the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is the greatest of the Anniversary Death Benefits determined as follows during the first Contract Year and for each Contract Anniversary.

1)The Anniversary Death Benefit on any day during the first contract year equals the adjusted sum of premiums determined as follows in chronological order:

a)As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium.

b)As of the day that a Partial Surrender is made, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

2)The Anniversary Death Benefit for a Contract Anniversary is the Accumulated Value on that anniversary adjusted as follows in chronological order:

a)As of the day a premium is allocated to this contract, the benefit is increased by the amount of that premium.

b)As of the day that a Partial Surrender is made, the benefit is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

3.2After Contract Age 80 of the oldest individual. On any day after the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is equal to the amount calculated in Section 3.1 at that individual's Contract Age 80, adjusted in chronological order as in Section 3.1(2)(a) and 3.1(2)(b) above.

The Maximum Anniversary Death Benefit (MADB) is used only for calculating benefits and the MADB Charge. It cannot be taken as a Full or Partial Surrender (see Section 8.2 and 8.3 in the base contract).

ICC20 WR-ZM-MADB	page ZM-1	$ZM#IC

Contract Number:	A1234567

MAXIMUM ANNIVERSARY DEATH BENEFIT		(continued)

4. MADB CHARGE. The MADB Charge is the		Accumulated Value of the contract as of the Rider
charge for this rider.		Quarterly Anniversary.
The MADB Charge will be calculated on each Rider		At rider termination (see Section 5), the MADB
Quarterly Anniversary. It will be calculated as:		Charge will be deducted for the final three-month
1) The MADB;		period or portion thereof that the rider was in
force. If rider termination occurs less than three
Multiplied by		months after the most recent Rider Quarterly
Anniversary, the final MADB Charge will be

2) The MADB Charge Rate divided by four.		adjusted proportionately to reflect the time period
that the rider was in force. The final MADB Charge

The MADB in (1) above includes any changes to the		will be deducted immediately on the rider
MADB that occur before and on that Rider		termination date. Thereafter, the MADB Charge
Quarterly Anniversary. If a Rider Quarterly		will cease.
Anniversary is a day that doesn't exist in that		5. TERMINATION. This rider will terminate on the
month, for purposes of calculating the MADB
earliest of the following dates:
Charge, that Rider Quarterly Anniversary will be

considered to be the latest existing day in that		1) The date this contract terminates.
month that is prior to the Rider Quarterly

Anniversary.		2) The end of the Valuation Period during which

We may change the MADB Charge Rate in (2) above		we receive at our Service Center a certified
copy of the death certificate of the decedent,
at any time. It will never exceed the Maximum
or other lawful evidence providing equivalent
MADB Charge Rate shown on page 5-MADB. The
information.
MADB Charge Rate above includes any changes to

the MADB Charge Rate that occur before and on		3) The date the Accumulated Value is reduced to
that Rider Quarterly Anniversary.
zero.

The first MADB Charge will be deducted on the		4) The date at least two years after the Rider
first Rider Quarterly Anniversary for the
Date of Issue that we receive your Notice to
three-month period that started on the Rider Date		cancel this rider.
of Issue. Thereafter, the MADB Charge for each
three-month period will be deducted on the Rider		5) The date you elect to receive proceeds from a
Quarterly Anniversary immediately after that		Full Surrender under a settlement option.
three-month period. If the Rider Quarterly		(See Section 13.3a in the base contract.)
Anniversary falls on a day that doesn't exist in that		6) The Maximum Annuity Date.
month, the MADB Charge will be deducted on the

next available day.

The MADB Charge will be deducted from the Accumulated Value. It will be deducted from the Fixed Account and the subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in the Fixed Account and each subaccount of the Variable Account to the

Signed for Thrivent Financial for Lutherans

President

Secretary

ICC20 WR-ZM-MADB	page ZM-2